Exhibit 99.1

Verso Paper Corp.
6775 Lenox Center Court
Suite 400
Memphis, TN 38115-4436
For details, contact:
Robert P. Mundy
Senior Vice President and
Chief Financial Officer
T 901-369-4128
robert.mundy@versopaper.com
www.versopaper.com

FOR IMMEDIATE RELEASE

VERSO PAPER CORP. ANNOUNCES COMPLETION OF

TENDER OFFER FOR CERTAIN OF ITS OUTSTANDING DEBT

MEMPHIS, Tenn. (April 4, 2012) – Verso Paper Corp. (NYSE: VRS) announced today the completion of the tender offer (the “Tender Offer”) of two of its subsidiaries, Verso Paper Holdings LLC and Verso Paper Inc. (together, the “Issuers”) to purchase any and all of the Issuers’ outstanding 11.5% senior secured notes due 2014 (the “Notes”).

The Tender Offer expired at 11:59 p.m., New York City time, on April 3, 2012 (the “Expiration Date”). As previously announced, the Issuers received tenders from the holders of $270,573,000 aggregate principal amount of the Notes prior to the early tender payment deadline of March 20, 2012, at 5:00 p.m., New York City time (the “Early Tender Date”), which represented approximately 85.9% of the outstanding Notes. On March 21, 2012, the Issuers accepted for early payment, and paid for, the Notes tendered prior to the Early Tender Date. After the Early Tender Date and prior to the Expiration Date, the Issuers received no additional tenders. The tenders for all Notes received by the Issuers prior to the Expiration Date represented approximately 85.9% of the outstanding Notes. The Issuers intend to redeem the Notes that remain outstanding after completion of the Tender Offer at the applicable redemption price, plus accrued and unpaid interest, on April 30, 2012.

Citigroup Global Markets Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. acted as the Dealer Managers for the Tender Offer.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend” and similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

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